[Letterhead of Deloitte & Touche]



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

POTASH CORPORATION OF SASKATCHEWAN



We hereby consent to the inclusion of our report dated February 8, 2001 with respect to the consolidated financial statements of Potash Corporation of Saskatchewan Inc., which is included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, into the Registrant's Registration Statement on Form S-3 (333-27685) and related prospectus and prospectus supplement for the registration of US$500,000,000 of its Debt Securities. We also hereby consent to the reference to our firm under the captions "Financial Information" and "Experts" in such prospectus and under the caption "Selected Consolidated Financial Data" in such prospectus supplement.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP

Chartered Accountants

Saskatoon, Saskatchewan, Canada
May 10, 2001